As filed with the Securities and Exchange Commission on April 19, 2005

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Odimo Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	22-3607813

(State of Incorporation)	(I.R.S. Employer Identification No.)

14001 N.W. 4th Street
Sunrise, Florida 33325
(954) 835-2233

(Address of principal executive offices)

Odimo Incorporated Amended and Restated Stock Incentive Plan

(Full title of the plan)

Alan Lipton
President and Chief Executive Officer
Odimo Incorporated
14001 N.W. 4th Street
Sunrise Florida, 33325
(954) 835-2233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles J. Rennert
Berman Rennert Vogel & Mandler, P.A.
100 Southeast Second Street, Suite 2900
Miami, Florida 33131
Tel: (305) 577-4171
Fax: (305) 347-6463

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered (1)	Registered (1)	Price per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.001 per share	559,391 shares	$6.01--$10.83	$5,513,158.06	$648.90

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s Stock Incentive Plan and (b) the average of the high and low sale prices per share of the of the Registrant’s Common Stock on April 18, 2005 as reported on the Nasdaq National Market.

The chart below details the calculations of the registration fee:

		Offering Price		Aggregate
Securities	Number of Shares	Per Share		Offering Price
Shares issuable pursuant to outstanding options under the Stock Incentive Plan	446,428	$10.83	(2)(a)	$4,834,815.24

Shares reserved for future grant under the Registrant’s Stock Incentive Plan	112,963	$6.01	(2)(b)	$678,342.82

Proposed Maximum Offering Price				$5,513,158.06

Registration Fee				$648.90

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Odimo Incorporated (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

     (b) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on February 10, 2005 (File No. 000-51161) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

     Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	acts or omissions that the director believes to be contrary to our or our stockholders’ best interests, that involve a reckless disregard for the director’s duty to us or our stockholders or that constitute an unexcused pattern of inattention amounting to abdication of the director’s duty to us or our stockholders;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders and loans to directors and officers.

     If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     In addition, we have also entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, damages, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or executive officer, including any action by us, arising out of that person’s services as our director or executive officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

     To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Berman Rennert Vogel & Mandler, P.A.

10.1.1*	Odimo Incorporated Amended and Restated Stock Incentive Plan. Form of Stock Option Agreement pursuant to the Odimo Incorporated Amended and

10.1.2*	Restated Stock Incentive Plan.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Berman Rennert Vogel & Mandler, P.A., included in Exhibit 5.1.

24.1	Power of Attorney, included in the signature page to the registration statement.

*	Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-117400), originally filed with the Commission on July 16, 2004.

UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on April 19, 2005.

ODIMO INCORPORATED
By:	/s/ Alan Lipton
	Name:	Alan Lipton
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Lipton and Amerisa Kornblum and each of them acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan Lipton	President, Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	April 19, 2005

/s/ Amerisa Kornblum	Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2005

/s/ Sidney Feltenstein	Director	April 19, 2005

/s/ Eric Hippeau	Director	April 19, 2005

/s/ Lior Levine	Director	April 19, 2005

/s/ Stanley Stern	Director	April 19, 2005

/s/ Steven Tishman	Director	April 19, 2005

/s/ Robert Voss	Director	April 19, 2005

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Berman Rennert Vogel & Mandler, P.A.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Berman Rennert Vogel & Mandler, P.A., included in Exhibit 5.1.